SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                         _______________

                            SCHEDULE 13D


            Under the Securities Exchange Act of 1934


                 Bally Gaming International, Inc.
                         (Name of Issuer)

              Common Stock, par value $.01 per share
                    (Title of Class of Securities)

                                058731 1
                            (CUSIP Number)

                        David D. Johnson, Esq.
                        Corporate Legal Counsel
                      Alliance Gaming Corporation
                         4380 Boulder Highway
                       Las Vegas, Nevada  89121
                         Tel. (702) 435-4200

            (Name, Address and Telephone Number of Person
          Authorized to Receive Notices and Communications)

                            June 20, 1995
       (Date of Event Which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule
13d-1(b)(3) or (4), check the following box /__/.

          Check the following box if a fee is being paid with the statement /x/.


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                           SCHEDULE 13D

CUSIP NO.: 058731 1

(1)  NAME OF REPORTING PERSON:

     Alliance Gaming Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

     IRS. No. 88-0104066

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     (a)         /  /

     (b)         /  /

(3)  SEC USE ONLY


(4)  SOURCE OF FUNDS: WC

(5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) or 2(e)       /   /

(6)  CITIZENSHIP OR PLACE OF ORGANIZATION:   Nevada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

     (7)  SOLE VOTING POWER: 1,000,000

     (8)  SHARED VOTING POWER: 0

     (9)  SOLE DISPOSITIVE POWER: 1,000,000

     (10) SHARED DISPOSITIVE POWER: 0

(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON: 1,000,000

(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                   /  /

(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11): 9.3%

(14) TYPE OF REPORTING PERSON: CO





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Item 1.   Security and Issuer.

          The class of equity securities to which this Statement on Schedule 13D relates is the common stock, par value $0.01 per share (the "Common Stock"), of Bally Gaming International, Inc., a Delaware corporation (the "Company"), with its principal executive offices located at 6601 S. Bermuda Road, Las Vegas, Nevada 89119.

Item 2.   Identity and Background.

          This Statement is being filed by Alliance Gaming
Corporation, a Nevada corporation ("Alliance"). The principal executive offices of Alliance are located at 4380 Boulder
Highway, Las Vegas, Nevada 89121.

          Alliance is a diversified gaming company which owns, operates, installs, manages, and services numerous gaming devices (primarily video poker devices and slot machines) in Nevada and Louisiana. In addition, Alliance owns and operates one full service casino in Nevada, owns the general partnership interest in and operates a dockside casino in Mississippi, and leases and operates two small casinos in Nevada. Alliance may be deemed to be controlled by Kirkland Investment Corporation, a Delaware corporation ("KIC"), which holds a substantial amount of Alliance stock. KIC's principal business is acting as the general partner of Kirkland-Ft. Worth Investment Partners, L.P., a Delaware limited partnership engaged in making investments ("KFW"). KIC currently has the right, pursuant to a stockholders agreement among the holders of a majority of the outstanding shares of common stock of Alliance, to designate a majority of Alliance's board of directors.

          Information regarding the directors and executive officers of Alliance is set forth on Schedule I-A attached hereto, which Schedule is incorporated herein by reference. Except for Alfred H. Wilms, who is a citizen of Belgium, all of the directors and executive officers of Alliance are citizens of the United States. Information regarding KIC, KFW and each of its executive officers, directors and controlling persons is set forth on Schedule I-B attached hereto, which Schedule is incorporated herein by reference. The director and executive officer of KIC is a citizen of the United States.

          During the last five years, neither Alliance nor, to the best knowledge of Alliance, KIC, KFW or any person named in Schedules I-A or I-B attached hereto has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administration body of competent jurisdiction and as a result



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of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.   Source and Amount of Funds or Other Consideration.

          The 1,000,000 shares of Common Stock beneficially owned by Alliance were purchased with general working capital funds of Alliance during the period between February 17 and June 20, 1995, for an aggregate purchase price of $10,480,794. None of KIC, KFW or the persons listed on Schedule I-A or I-B hereto has contributed any funds or other consideration towards the purchase of the Common Stock.

          As indicated below, Alliance may purchase additional shares of Common Stock in the future. On June 15, 1995, Alliance received a letter (the "Bank Letter") from Bankers Trust Company and Indosuez Capital (collectively, the "Lenders") indicating their interest in committing to provide $150,000,000 in financing (the "Credit Facility") as a portion of the consideration for the proposed acquisition by Alliance of all of the outstanding Common Stock (as more fully described in Item 4 below) and related refinancings. A copy of the Bank Letter is attached hereto as
Exhibit 1, and is incorporated herein by reference. The term sheet accompanying the Bank Letter provides that the Credit Facility would have a twelve-month maturity, and would bear interest at a rate based on the ten-year treasury rate. To the extent feasible, the Lenders would take a security interest in all of Alliance's assets (other than certain assets securing previous indebtedness of Alliance), including, to the extent permitted by margin regulations, all shares of Common Stock to be acquired pursuant to the Proposed Acquisition (as defined in Item 4 below), and following the consummation of the Proposed Acquisition, substantially all of the assets of the Company. The loan agreement would contain customary covenants, events of default and conditions, including that (i) the Lenders will have completed their due diligence of Alliance and the Company, (ii) Alliance will have made satisfactory arrangements with regard to permanent financing necessary to refinance the Credit Facility,
(iii) the Lenders be satisfied with the capital structure of the Company and its subsidiaries after giving effect to the Proposed Transaction and (iv) the Lenders be satisfied with the terms, conditions and structure of the Proposed Acquisition. Alliance has agreed to indemnify the Lenders and their affiliates against losses incurred by them in connection with the Credit Facility and to pay them certain fees, as more fully described in the Bank Letter.



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Item 4.    Purpose of Transaction.

          The purpose of the purchase by Alliance of the shares of Common Stock referred to above was to acquire a significant equity position in the Company as the first step in consummating a possible business combination with the Company. Alliance does not consider itself a passive investor and should not be regarded as such.

          In November 1994, Alliance met with management of the Company to discuss a possible business combination, and in April 1995, presented a proposed transaction to the Board of Directors of the Company. During this period, Alliance sought access to non-public information in order to make as definitive a proposal as possible.

          On April 18, 1995, the Company announced that it had agreed in principle to a business combination with WMS Industries, Inc. ("WMS") and expected to enter into a definitive agreement with respect thereto within 25 days. When the Company had not announced a definitive agreement by this date, Alliance determined to pursue its interest in the Company. On June 12, Alliance wrote to Richard Gillman, Chairman of the Board and CEO of the Company, informing him that Alliance had purchased 4.7% of the Common Stock, was prepared to negotiate a business combination in which stockholders of the Company would receive primarily cash, and had indications of interest from two banks to provide financing for the transaction. Alliance requested that the Company work with it to reach agreement in principal on such a transaction by June 14.

          In a series of meetings over the next few days, the Company and its advisors informed Alliance that Alliance's proposed timetable was unrealistic because the Board of Directors of the Company would probably not be meeting until the week of June 26. They also suggested that Alliance agree to a penalty if it entered into a letter of intent but then did not consummate the transaction (a concept Alliance said it would consider).

          On June 19, 1995, Steve Greathouse, Chairman, President and Chief Executive Officer of Alliance, sent a letter (the "June 19 Letter") to the Board of Directors of the Company proposing that a wholly-owned direct or indirect subsidiary of Alliance acquire all of the outstanding Common Stock (the "Proposed Acquisition") at a price of $12.50 per share of Common Stock. Under this proposal, approximately 60% of the shares (other than those then owned by Alliance) would be acquired for cash and the remainder would be acquired for Alliance common stock, valued at $12.50 over a 10 trading-day period ending five business days prior to the proposed effective date of the merger, subject to an



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appropriate collar.  The June 19 Letter detailed the benefits and advantages of Alliance's offer as compared with the proposed WMS transaction and urged that Alliance and the Lenders be granted immediate due diligence, so that Alliance could confirm its willingness to proceed prior to the impending Company board meeting. The June 19 Letter further stated that consummation of the Proposed Acquisition would be subject to certain conditions, including the negotiation and execution of a mutually acceptable acquisition agreement, the completion of a due diligence investigation by each party, and the availability of financing necessary to pay the cash portion of the acquisition price. The offer in the June 19 Letter terminated by its terms on the day of the next Company board meeting. Mr. Greathouse indicated that, as a significant stockholder of the Company, Alliance stood ready to join with other stockholders of the Company to oppose the proposed WMS transaction. A copy of the June 19 Letter, which was released to the press, is attached as Exhibit 2 hereto and is incorporated herein by reference.

          On June 20, 1995, Alliance learned, contrary to the information the Company had given it, that the Board of Directors of the Company would be meeting the following day. On June 21, 1995, Alliance sent a letter to the Board of Directors of the Company detailing the chronology of its involvement with the Company and the advantages and benefits to stockholders of its offer as compared with WMS's. The Board of Directors did in fact meet on June 21, resulting in the termination of Alliance's offer in accordance with its terms. On June 22, the Company announced that it had executed a definitive merger agreement with WMS.

          Although Alliance remains interested in pursuing a business combination with the Company, it has not determined whether to do so. In making such determination, Alliance intends to consider and review various factors on a continuous basis, including the Company's financial condition, business and prospects, other developments concerning the Company, the reaction of the Company and of stockholders to Alliance's ownership of Common Stock and Alliance's acquisition proposal, the status of the WMS transaction, the availability of financing, regulatory developments and general economic and stock market conditions. In addition, depending upon, among other things, the matters referred to above, Alliance may determine at any time to increase, decrease or entirely dispose of its holdings in the Company, purchase (by private purchase, in the open market, by tender offer or otherwise) additional equity securities of the Company, or acquire or seek to acquire control of the Company by merger, proxy or consent solicitation, exchange of securities, asset acquisition, tender offer or in privately negotiated transactions on such terms and at such times as it may consider desirable. Acquisition of additional Common Stock and an



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acquisition of control of the Company would be subject to
additional filings and approvals, including filing and/or approvals of gaming authorities and filings under the Hart-Scott-
Rodino Antitrust Improvements Act of 1976, as amended. Alliance is continuing to monitor its investment and will continue to consider all alternatives.

          Except as specified above, neither Alliance nor, to the best knowledge of Alliance, KIC, KFW or any of the persons referred to in Schedule I-A or I-B attached hereto have any specific plans or proposals that relate to or would result in any of the actions specified in Item 4 of Schedule 13D, but each retains the right to take all such actions as it may deem appropriate.

Item 5.   Interest in Securities of the Issuer.

          As of the close of business on June 20, 1995, Alliance was the beneficial owner of 1,000,000 shares of Common Stock, which constitutes 9.3% of the outstanding shares of Common Stock (based on 10,749,501 shares of Common Stock outstanding as of May 12, 1995, as reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended March 31, 1995). Alliance has the sole power to vote, direct the voting of, dispose of and direct the disposition of such shares of Common Stock. Alliance has the sole right to receive and the power to direct the receipt of dividends from, and (except as described in Item 6 below with regard to the Bank Letter) the proceeds from the sale of, such shares of Common Stock. Transactions in Common Stock by Alliance effected in the past 60 days are described in Schedule II hereto, which schedule is hereby incorporated by reference. All such transactions were effected by Alliance in the over-the-counter market and reported on the NASDAQ National Market System. To the best knowledge of Alliance, there were no other transactions by any Person referred to in Item 2.

          Except as described above, and except for Anthony L. DiCesare, a director and Executive Vice President-Development of Alliance, who beneficially owns 40 shares of Common Stock, neither Alliance nor, to the best knowledge of Alliance, KIC, KFW or any of the persons referred to in Schedule I-A or I-B attached hereto beneficially owns any shares of Common Stock.

Item 6.   Contracts, Arrangements, Understandings or
          Relationships With Respect to Securities of the Issuer.

          The fee letter which is attached to the Bank Letter provides that, if the Company is acquired by an unaffiliated third party, the Lenders will receive a fee equal to 20% of any profits realized on the Common Stock owned by Alliance, net of reasonable out-of-pocket expenses.


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          Except as described herein, neither Alliance nor, to
the best knowledge of Alliance, KIC, KFW or any person referred to in Schedule I-A or I-B attached hereto has any contracts, arrangements, understandings or relationships (legal or otherwise) with any person with respect to any securities of the Company, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.


Item 7.   Material to be Filed as Exhibits.

          1. Letters dated June 15, 1995 between Alliance and the Lenders.

          2. Letters dated June 19, 1995 from Steve Greathouse to the Board of Directors of the Company.








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                           SIGNATURE



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

June 28, 1995


                         Alliance Gaming Corporation


                         By:___________________________
                            Name:  Steve Greathouse
                            Title: Chairman/President/Chief
                                   Executive Officer







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                                                    SCHEDULE I-A

            DIRECTORS AND EXECUTIVE OFFICERS OF ALLIANCE

          The names, present principal occupations and business addresses of the directors and executive officers of Alliance are set forth below. If no address is given, the director's or executive officer's business address is that of Alliance. Unless otherwise indicated, each position set forth opposite an individuals name refers to a position with the Reporting Person.

DIRECTORS

Anthony L. DiCesare, Executive Vice President - Development.

Craig Fields, Vice Chairman of the Board of Directors.

Steve Greathouse, Chairman of the Board of Directors, President and Chief Executive Officer.

Joel Kirschbaum, Consultant to Alliance.

David Robbins, Attorney - Kramer, Levin, Naftalis, Nessen, Kamin
& Frankel, 919 Third Avenue, New York, New York 10022.

Alfred H. Wilms, President, Aqualandia, a European waterpark;
President, Gibsa, a Spanish real estate company, Sierra Helada,
Partida de Bayo, 03500 Benidorm, Spain.

EXECUTIVE OFFICERS

Steve Greathouse, Chairman Of the Board, President and Chief
Executive Officer.

Shannon L. Bybee, Executive Vice President -  Government
Affairs.

Anthony L. DiCesare, Executive Vice President - Development.

John W. Alderfer, Senior Vice President - Finance and
Administration, Chief Financial Officer and Treasurer.

David D. Johnson, Senior Vice President, Secretary and Corporate
Legal Counsel.

Robert L. Miodunski, Senior vice President - Nevada Route Group.

Robert L. Saxton, Vice President - Casino Group.

Robert M. Hester, Vice President - Human Resources and
Administration.

Robert A. Woodson, Vice President - Regulatory Compliance.
Johnann F. McIlwain, Vice President - Marketing.











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                                                    SCHEDULE I-B



1.   Kirkland-Ft. Worth Investment Partners, L.P., 9 West 57th
     Street, New York, NY 10019

     GENERAL PARTNER

     Kirkland Investment Corporation, 9 West 57th Street, New
     York, NY 10019


2.   Kirkland Investment Corporation, 9 West 57th Street, New
     York, NY 10019

          Joel Kirschbaum is the sole director and executive officer of Kirkland Investment Corporation ("KIC"). His principal occupation and business address are as specified in
Schedule I-A.



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                                                     SCHEDULE II


           SCHEDULE OF TRANSACTIONS IN THE SHARES


                       No. of Shares             Price Per
  Date                   Purchased                 Share

5/04/95                    42,500                 $9.625

5/04/95                    50,000                 $9.75

5/04/95                    13,000                 $9.8125

5/04/95                    89,000                 $9.875

5/05/95                    12,900                 $9.625

5/05/95                    1,500                  $9.75

5/05/95                    16,000                 $9.875

5/08/95                    15,000                 $9.875

5/08/95                    7,300                  $9.93

5/09/95                    19,000                 $10.125

5/09/95                    20,000                 $10.25

5/09/95                    10,000                 $10.3125

5/09/95                    25,000                 $10.375

5/10/95                    31,100                 $10.375

5/10/95                    10                     $10.125

5/10/95                    18,090                 $10.25

5/10/95                    500                    $10.1875

5/11/95                    25,000                 $10.25

5/12/95                    50,000                 $ 9.875

5/15/95                    200                    $ 9.75

5/16/95                    2,500                  $ 9.875

5/17/95                    20,000                 $10.0625

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                       No. of Shares             Price Per
 Date                    Purchased                 Share

6/20/95                    32,500                 $10.625

6/20/95                    73,300                 $10.75

6/20/95                    51,000                 $10.8125

6/20/95                    61,200                 $10.875

6/20/95                    13,800                 $11

6/20/95                    88,200                 $11.0625

6/20/95                    25,000                 $10.9375

6/20/95                    5,000                  $11

6/20/95                    50,000                 $11.0625

6/20/95                    100,000                $11.125























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                             INDEX TO EXHIBITS


                                            Sequentially
Exhibit No.       Description               Numbered Page

   1.         Letters dated June 15, 1995        15
              between Alliance and the
              Lenders

   2.         Letters dated June 19, 1995        42
              from Steve Greathouse to
              the Board of Directors of
              the Company






































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                                                        Exhibit 1








                                   June 15, 1995



Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Attention:  Mr. Steve Greathouse
            President

Gentlemen:

         We understand that Alliance Gaming Inc. ("Alliance" or "Parent"), through a newly-organized, wholly-owned, single purpose acquisition vehicle ("Newco"), is considering making a offer to acquire (the "Acquisition") all of the shares of Bally Gaming International Inc. ("BGII" or the "Company"). We also understand that the proposed Acquisition is to be accomplished through a first-stop cash tender offer for a majority of the shares of BGII (the "Tender Offer") followed by a second-step merger (the "Merger"). The Tender Offer is to be conditioned upon, among other things, the tender of that number of shares which, when added to the shares already owned by Parent and/or its affiliates, will constitute a majority of the shares outstanding on a fully diluted basis (such majority being hereinafter called the "Minimum Tender Shares") and the inapplicability to the Merger of Section 203 of the Delaware General Corporation Law. As soon as practicable following the consummation of the Tender Offer, the Merger would be effected by Newco merging with the Company (the corporation surviving being herein called the "Survivor"), with all remaining shares, if any, being acquired by Parent. You have further advised us that the total estimated financing requirements for the Tender Offer and Merger, including working capital and transaction expenses, are approximately $175 million and that the proposed Acquisition is to be financed approximately as follows:

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     ($ in millions)                             Amount
                                                 ------

     Senior Secured Bridge Facility              $150.0
     Cash-on-Hand                                  25.0(1)
                                                 ------
          Total Sources of Funds                 $175.0
                                                 ------

__________________

(1) Such amount may be reduced by the aggregate cost of BGII shares held by Alliance at the time of the commencement of the Tender Offer in excess of 500,000 Shares.

     If the financing requirements exceed $175 million, the excess will not be financed with debt or mandatorily redeemable preferred stock.

     Subject to the matters set forth herein, each of Bankers Trust Company and Banque Indosuez (collectively, the "Agents" or "us" or "we") is interested in providing Alliance with a commitment for $75.0 million (an aggregate of $150.0 million) of the Senior Secured Bridge Facility, along the line described above and as more fully provided in the Summary Term Sheets and fee letter (the "Fee Letter") attached hereto.

          If you are interested in the Agents' pursuing the proposed Senior Secured Bridge Facility with you and, among other things, completing our due diligence investigations, please execute a counterpart of this letter. By executing this letter,
(a) you agree to pay all reasonable out-of-pocket expenses incurred by each Agent and its affiliates in connection with the examination, review, documentation, syndication and/or closing of the Acquisition or the contemplated financing transaction including but not limited to, travel expenses and legal and consultants' fees and expenses, whether or not the Acquisition or such financing transaction closes, and (b) you also agree to indemnify and to hold harmless each Agent and its respective affiliates, and the respective officers, directors, employees and agents of any of them against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them in connection with the Acquisition or the financing transaction contemplated by this letter, as more fully provided in Exhibit A. We will promptly inform you when the amount of expenses referred to in clause (a), or commitments therefor, exceeds $100,000 or any integral multiple thereof.

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         We have reviewed certain historical financial statements
of Alliance and met with representatives of Alliance and we are pleased to advise you that the results of our due diligence investigation of Alliance to date are satisfactory. However, neither we nor our counsel have had the opportunity to complete due diligence to substantiate the financial and other premises upon which our expression of interest is based. Accordingly, to assist in the evaluation of the Acquisition and the contemplated financing transaction, Alliance will provide or cause to be provided to the Agents all access which we may reasonably request to Alliance's offices, and copies of all documents in your possession which we may reasonably request including, without limitation, business plans, financial statements (actual and pro forma), books, records, and documents regardless of by or for whom any of such items have been prepared for purposes of confirming the due diligence the Agents have done thus far with respect to Alliance. We will enter into an appropriate confidentiality agreement with respect to such materials.

         This letter is an expression of interest only by the Agents in a financing transaction on the general terms and conditions outlined above and in the Summary Term Sheets. Except for your agreements herein concerning expense reimbursement and fees and indemnification and disclosure, this letter is not intended to and does not create any binding legal obligations. A financing commitment, if and when provided, will contain customary financing conditions, including, but not limited to, satisfactory completion of confirmatory due diligence with respect to Alliance as well as satisfactory completion of due diligence concerning BGII (which would require reasonable access to BGII's records and officers).

         We recognize that you may disclose this letter after the execution thereof publicly (in an offer to Purchase or otherwise) or privately, including to BGII, prospective Alliance equity investors and your advisors. However, except as required by law you will not make any public disclosure to the content of which we reasonably object.

         If the Agents deliver commitment letters which are on substantially the terms set forth above and in the Summary Term Sheets, and Alliance thereafter agrees to finance and in fact consummates the Acquisition with funds provided by any other debt source other than both of the Agents, including, without limitation, the public or private placement of debt securities, in consideration of the substantial due diligence on which the delivery of such commitment letters shall have been based, you will pay to each of the Agents a fee in the amount of $750,000 (the "Compensation Fee") which would be deemed earned at the closing of such alternative financing and then would be payable on demand.

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         Upon execution of this letter, we ask that you remit to
each of the Agents $50,000 as a good faith advance against expenses. The good faith advance against expenses, less any reasonable out-of-pocket expenses incurred by the Agents or their respective affiliates, will be refunded on termination of this letter by Alliance or if both Agents do not approve providing a credit facility on substantially the terms set forth above and in the Summary Term Sheet or an alternative facility reasonably acceptable to you. If the credit facility is funded by the Agents, to the extent the good faith advance against expenses exceeds such expenses, such excess will be credited against any fees due the Agents at closing.

         Upon the execution of this letter, Alliance agrees to pay to the Agents (i) the good faith advance against expenses referred to above and (ii) a cash fee of $500,000 in the aggregate, which cash fee shall not be refundable but to the extent the Agents provide a credit facility on substantially the terms set forth above and in the Summary Term Sheet or an alternative facility reasonably acceptable to you, 50% of such cash fee shall be creditable against fees owing to the Agents at the time of closing of such financing.

         Please acknowledge your agreement to the Agents' pursuing the contemplated financing transaction on the terms and otherwise as set out in this letter by signing a copy of this letter and returning it to Bankers Trust Company and Banque
Indosuez.

         We look forward to working with you on this transaction.

                                  Sincerely,

                                  BANKERS TRUST COMPANY


                                  By:____________________________
                                     Name:  BRUCE D. CLASSON
                                     Title: MANAGING DIRECTOR

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
                                  INDOSUEZ CAPITAL


                                  By:____________________________
                                     Name:  JOHN G. POPP
                                     Title: MANAGING DIRECTOR

Agreed to and Accepted as of
the date first written above:

ALLIANCE GAMING CORPORATION


By:________________________
   Name:  STEVE GREATHOUSE
   Title: PRESIDENT/CEO

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                        Alliance Gaming Corporation

                      Senior Secured Bridge Facility

                       Summary of Key Economic Terms
                       -----------------------------

Borrower:          Alliance Gaming Corporation, guaranteed on a
                   senior basis by its subsidiaries other than Video Services, Inc., a Louisiana corporation
                   ("VSI").

Facility:          Senior Secured Bridge Facility (the "Bridge
                   Facility").

Amount:            $150,000,000 in not more than two takedowns.

Agents:            Together, Bankers Trust Company and Banque
                   Indosuez.

Closing Date:      The date of the initial borrowing under the
                   Bridge Facility.

Maturity:          Twelve months from the first Closing Date.
                   Prepayable at any time, in whole or in part, at par.

Interest:          600 basis points over the ten-year treasury
                   rate on the date of the initial borrowing increased by 50 basis points per quarter commencing six months after the Closing Date.
                   In addition, if on the six month anniversary of the Closing Date the ten-year treasury rate has increased by more than 25 basis points since the Closing Date, the interest rate on the Bridge Facility shall be reset to 650 basis points over the ten-year treasury rate on the six month anniversary of the Closing
                   Date.

Security:          To the extent feasible, perfected first
                   priority security interests in substantially all of the Borrower's and its subsidiaries' assets (other than the those assets which are pledged to secure (i) indebtedness under VSI's
                   Loan and Security Agreement made as of August
                   1994 with N.V. Continental Trust Company as amended to date or (ii) secured indebtedness, to the extent not repaid, under the Casino
                   Financing Agreement dated August 3, 1993, as amended to date, among Rainbow Casino

                   Corporation, HFS Gaming Corp. and the other parties thereto (the "CF Agreement") with respect to which the Borrower shall obtain necessary consents to the granting of a second lien (ranking second in priority to the first priority interest in favor of the secured indebtedness under the CF Agreement) in favor of the lenders on terms satisfactory to the Agents), including without limitation, all tendered shares (to the extent permitted by applicable margin regulations) and, immediately on consummation of the Merger, substantially all the assets of BGII. To the extent deemed appropriate for purposes of margin regulations, the Bridge Facility may be divided into two separate facilities.

Conditions
   Precedent:      Conditions precedent to the Bridge Facility
                   and initial borrowings thereunder will include those customary for this type of transaction including but not limited to those set forth in Schedule I attached hereto.

Affirmative
  Covenants:       Customary for facilities similar to the Bridge
                   Facility, including, but not limited to, maintenance of corporate existence and rights; compliance with laws; performance of obligations; maintenance of properties in good repair; maintenance of appropriate and adequate insurance; inspection of books and properties; payment of taxes and other liabilities; notice of defaults; litigation and other adverse action; delivery of financial statements; financial projections and compliance certificates; and further assurances.

Negative
   Covenants:      Customary for facilities similar to the Bridge
                   Facility and such others as may be required by the Agents, including, but not limited to, limitations on indebtedness; limitations on liens; limitations on loans; investments and joint ventures; limitations on guarantees or other contingent obligations; limitations on restricted payments (including limitations on dividends, redemptions and repurchases of capital stock); limitations on fundamental changes (including limitations on mergers, acquisitions and asset sales); limitations on operating leases; limitations on sale-leaseback transactions; limitations on sale or discount of receivables; limitations on transactions with affiliates; limitations on creation of subsidiaries; limitations on payment restrictions affecting subsidiaries;
                   limitations on issuance, sale or other
                   disposition of subsidiary stock; limitations on capital expenditures; limitations on changes in business conducted; limitations on amendment of indebtedness and other material documents; and limitations on prepayment or repurchase of other indebtedness.

Financial
  Covenants:       The Bridge Facility will contain financial
                   covenants appropriate in the context of the proposed transaction based upon the financial information provided to the Agents, including, but not limited to: minimum net worth, minimum fixed charge coverage ratio and maximum leverage. The financial covenants contemplated above will be tested on a quarterly basis and will apply to the Borrower and its subsidiaries on a consolidated basis.

Events of
  Default: Customary for facilities similar to the Bridge Facility, including, but not limited to, nonpayment of principal, interest, fees or other amounts when due; violation of covenants; failure of any representation or warranty to be true in all material respects; cross-default and cross-acceleration; change in control; bankruptcy events; material judgments; ERISA; and actual or asserted (by the Borrower or any affiliate) invalidity of loan documents or security interests.

Takeout
  Financing:       Arrangements regarding the permanent financing
                   to refinance the Bridge Facility shall be satisfactory to each of the Agents in its sole discretion at the first Closing Date.

Indemnification:   As provided in Exhibit A hereto.

Governing Law:     The law of the State of New York.

Conditions
  Precedent:       (a)  The Agents shall be satisfied with
                   completion of confirmatory due diligence with respect to Alliance as well as completion of due diligence concerning BGII.

                   (b)  The Agents shall be satisfied in their
                   sole discretion with the capital structure of the Borrower and its subsidiaries after giving effect to the Tender Offer and the Merger. Upon completion of the due diligence review referred to in clause (a) above, the Agents may require alternative capital structures or financing amounts (whether debt or equity or combinations thereof).

                   (c)  The terms, conditions and structure of
                   the Tender Offer and the Merger, including any amendments thereto (and the documentation therefor) including, without limitation, as to the price per share, shall be in form and substance satisfactory to the Agents.

                   (d)  BGII shall not have any "poison pill"
                   rights or shall have redeemed such rights at a nominal price, or the Agents shall otherwise be satisfied that such rights are null and void as applied to the Tender Offer and the Merger and Section 203 of the Delaware General Corporation Law shall not prevent the timely consummation of the Merger.

                   (e)  All conditions in the Tender Offer and
                   the Merger, as applicable, shall have been satisfied, and not waived except with the consent of the Agents, to the satisfaction of the Agents.

                   (f)  The Agents shall be satisfied that the
                   proceeds available pursuant to the Bridge
                   Facility, together with the equity
                   contributions referred to in clause (b) above and cash on hand at the Borrower, shall be sufficient to effect the Tender Offer and the Merger, to pay all fees and expenses in connection with the Tender Offer and the Merger and to provide for the ongoing working capital needs of the Borrower and its subsidiaries (after giving effect to the Tender Offer and the Merger).

                   (g)  There shall be no governmental or
                   judicial action, actual or threatened, that would, singly or in the aggregate, reasonably be expected to restrain, prevent or impose burdensome conditions on the Tender Offer and the Merger or any of the other transactions contemplated hereby.

                   (h)  The Agents shall be satisfied with all
                   legal, tax and accounting matters relating to the Tender Offer and the Merger and the other transactions contemplated hereby. All agreements (including agreements relating to outstanding indebtedness) relating to, and the corporate and capital structure of, the Borrower and its subsidiaries (before and after giving effect to the Tender Offer and the Merger and the other transactions contemplated hereby), and all organizational documents of such entities shall be reasonably satisfactory to the Agents.

                   (i)  All requisite third parties and
                   governmental authorities (domestic and
                   foreign) shall have approved or consented to the Tender Offer and the Merger and the other transactions contemplated hereby to the extent required and the Borrower and its subsidiaries (both before and after giving effect to the Tender Offer and the Merger and the other transactions contemplated hereby) shall be in compliance in all material respects with their existing agreements. There shall be no governmental or judicial action, actual or threatened, that has or would reasonably be expected to (if adversely determined), singly or in the aggregate, restrain, prevent or impose burdensome conditions on the Tender Offer and the Merger or the other transactions contemplated hereby. All applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon the Tender

                  Offer and the Merger or any of the other
                   transactions contemplated hereby.
                   Additionally, there shall not exist any
                   judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Tender Offer and the Merger or the other transactions contemplated hereby.

                   (j)  There shall be no litigation or
                   administrative proceedings or other legal or regulatory developments, actual or overtly threatened, that, in the judgment of the Agents, singly or in the aggregate, involve a reasonable possibility of a material adverse effect on the condition (financial or otherwise), operations, business, assets, liabilities (contingent or otherwise) or prospects of the Borrower or BGII individually or the Borrower and its subsidiaries taken as a whole (after giving effect to the transactions contemplated hereby) or the ability of the Borrower to fully and timely perform its obligations under the definitive credit documentation, or the ability of the parties to consummate the financing or the other transactions contemplated hereby or the validity or enforceability of any of the definitive credit documentation or the rights, remedies and benefits available to the Agents under the definitive credit documentation, or which would be materially inconsistent with the stated assumptions underlying any projection provided to the Agents by the Borrowers.

                   (k)  All loans and other financing to the
                   Borrower shall be in full compliance with all applicable requirements of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System.

                   (l)  All costs, fees, expenses (including,
                   without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Agents shall have been paid to the extent due.

                   (m)  The Agents shall have received a pro
                   forma balance sheet, as at a date within 30 days of the first Closing Date, for the Borrower and its subsidiaries prepared in accordance with generally accepted accounting principles after giving effect to the Tender Offer and the Merger and the other transactions contemplated hereby.

                   (n)  The Agents shall have been granted a
                   perfected security interest in all assets to the extent described above under the heading
                   "Security".

                   (o)  There shall have occurred no material
                   adverse change in the business, assets,
                   liabilities (contingent or otherwise),
                   operations, condition (financial or
                   otherwise), solvency, prospects or material agreements of (x) BGII and its subsidiaries, taken as a whole, since December 31, 1994 or
                   (y) the Borrower and its subsidiaries (before and after giving effect to the Tender Offer and the Merger), taken as a whole, since
                   June 30, 1994.

                   (p) The Borrower shall have repaid or caused to have been repaid all indebtedness and other obligations owing under the CF Agreement and shall have obtained releases of all security interests relating to such indebtedness and other obligations so repaid to permit a perfected first priority security interest in favor of the lenders, or obtained consents from the lending parties under the CF Agreement to permit a perfected second priority security interest on the assets securing obligations under the CF Agreement in favor of the lenders on terms satisfactory to the Agents.

                   (q) The Agents shall have received such other legal opinions, corporate documents, appraisals and other instruments and/or certificates as they may reasonably request.

                                   June 15, 1995



Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Attention:  Mr. Steve Greathouse
            President

Gentlemen:

          This is the Fee Letter referred to and defined in our proposal letter to you dated the date hereof. Unless otherwise defined herein, capitalized terms herein shall have the meanings given to them in such proposal letter. Upon acceptance of the Agents' commitments which, if made, would be set out in a separate writing from each of the Agents, you agree to pay to the Agents the following aggregate fees and other considerations described below.

          Our proposed fee structure on the Senior Secured Bridge
Facility (the "Bridge Facility"), which would total $150 million, would include:

     . 1.50% commitment fee on the entire Bridge Facility, payable upon your acceptance of the commitment. This fee will be refunded to you if the Bridge Facility is not funded due to the results of our due diligence of each of Alliance and BGII.

     . 2.50% drawdown fee on the amount of the Bridge Facility drawn, payable upon such drawdown.

     . As you choose at the time of the Merger, either (i) a cash fee of $2 million or (ii) a cash fee of $500,000 and 81/2 year warrants (the "Warrants") to purchase 5.26% of the Adjusted Equity of the Parent at the time of the first drawdown with an exercise price equal to 85% of the average closing bid and offer price of your common stock over the ten trading days ending on the first Closing Date, payable or issuable on the closing of the Merger. "Adjusted Equity" means the sum of
          (A) the number of shares of Parent stock outstanding at the time of the first drawdown and (B) the number of shares issuable on conversion or exercise of options, warrants or convertible securities which are outstanding on that date ("Outstanding Common Stock Equivalents") and which are in the money, vested and exercisable on that date. If while the Warrants remain outstanding, an Outstanding Common Stock Equivalent not previously included in the calculation of Adjusted Equity is converted or exercised, the number of shares then issuable on exercise of the Warrants will be increased by an amount equal to 5.26% of the shares issued on such conversion or exercise. If the conversion or exercise privilege of a security included pursuant to clause (B) of the preceding sentence lapses, the number of shares covered by the Warrants will be proportionately reduced. Payment of the $2,000,000 cash fee may be deferred for up to one year but if deferred beyond 30 days from the closing of the Merger such cash fee will be increased by the aggregate increase in the market price of the number of shares $2,000,000 would purchase (based upon the average closing bid and offer price of your common stock over the ten trading days ending on the first Closing Date) from the time of Merger until the time of payment.

     . If BGII is acquired by an unaffiliated third party, a fee equal to 20% of any profits realized on BGII stock purchased prior to closing of the Tender Offer, net of reasonable out-of-pocket expenses.

     . 20% of any "break-up", "walk away" or other fees paid to you by BGII, net of reasonable out-of-pocket expenses.

          We look forward to working with you on this transaction.

                                  Sincerely,

                                  BANKERS TRUST COMPANY



                                  By:____________________________
                                     Name:  BRUCE D. CLASSON
                                     Title: MANAGING DIRECTOR

                                  INDOSUEZ CAPITAL



                                  By:____________________________
                                     Name:  JOHN G. POPP
                                     Title: MANAGING DIRECTOR

Agreed to and Accepted as of
the date first written above:

ALLIANCE GAMING CORPORATION


By:__________________________
   Name:  STEVE GREATHOUSE
   Title: PRESIDENT/CEO

                                   June 15, 1995


Alliance Gaming Corporation
4380 Boulder Highway
Las Vegas, Nevada  89121

Attention:  Mr. Steve Greathouse
            President

              Re:  Indemnity Letter

Gentlemen:

          In connection with our letter dated the date hereof
(the "Agreement"):

          You hereby agree to indemnify and hold harmless us and our affiliates and our and their respective directors, officers, partners, agents, employees, representatives and control persons (collectively, the "Indemnified Persons") from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of counsel) which
(i) are related to or arise out of (A) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by you or (B) actions taken or omitted to be taken by an Indemnified Person with your consent or in conformity with your actions or omissions thereby or (ii) are otherwise related to or arise out of or in connection with, in each case, the proposed transaction giving rise to or contemplated by the Agreement, or execution of letter agreements or other related activities, and to promptly reimburse any Indemnified Person for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) as incurred by any Indemnified Person in connection with investigating, preparing or defending any such action or claim. You will not, however, be responsible for any losses, claims, damages, liabilities or expenses of an Indemnified Person pursuant to the preceding sentence to the extent same have resulted from the gross negligence, bad faith or recklessness of any Indemnified Person. You also agree that if any indemnification sought by an Indemnified Person pursuant to the Agreement is for any reason held by a court to be unavailable, then you and we will contribute to the losses, claims, liabilities, damages and expenses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by you on the one hand and by us on the other hand from the actual or proposed transactions giving rise to or contemplated by the Agreement, and also the relative fault of you, on the one hand, and of us and the Indemnified Person, on the other, subject to the limitation that in any event our aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contributions are available hereunder will not exceed the amount of fees actually received by us from you pursuant to the proposed transaction giving rise to the Agreement. For purposes of determining the relative benefits to you on the one hand, and us on the other hand under the proposed transaction giving rise to or contemplated by the Agreement, such benefits shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid by you pursuant to the transactions whether or not consummated for which we are providing services as provided in the Agreement bears to (ii) the fees paid or proposed to be paid by you or on your behalf to us in connection with the proposed transaction giving rise to or contemplated by the Agreement. Your indemnity, reimbursement and contribution obligations under this agreement shall be in addition to any rights that we or any other Indemnified Person may have at common law or otherwise.

          You shall not be liable for the settlement, compromise or consent to entry of any judgment in a pending or threatened claim, action, suit or proceeding effected without your consent (not to be unreasonably withheld). You further agree that you will not, without our prior written consent (not to be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not we or any other Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. You further agree that neither we nor any of our affiliates, nor any directors, officers, partners, agents, employees, representatives or control persons of us or any of our affiliates shall have any liability to you arising out of or in connection with the proposed transaction giving rise to or contemplated by the Agreement except for such liability for losses, claims, damages, liabilities, or expenses to the extent they have resulted from our or their gross negligence, bad faith or recklessness. You hereby consent to personal jurisdiction and service and venue in any court in which any claim which is subject to the Agreement is brought against us or any other Indemnified Person. This indemnity agreement may not be amended or modified except in writing. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THE AGREEMENT IS HEREBY WAIVED. YOU HEREBY SUBMITT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN

THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO
THE AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

          These provisions shall remain in full force and effect following the expiration or termination of the Agreement. The provisions hereof shall inure to the benefit of and be binding upon our successors and assigns, and the successors and assigns of each other Indemnified Person.

                                  Very truly yours,

                                  BANKERS TRUST COMPANY



                                  By:____________________________
                                     Name:  BRUCE D. CLASSON
                                     Title: MANAGING DIRECTOR

                                  INDOSUEZ CAPITAL



                                  By:____________________________
                                     Name:  JOHN G. POPP
                                     Title: MANAGING DIRECTOR


Agreed to and Accepted as of
the date first written above:

ALLIANCE GAMING CORPORATION


By:________________________________
   Name:  STEVE GREATHOUSE
   Title: PRESIDENT/CEO

                                                       Exhibit 2

                        ALLIANCE GAMING CORPORATION








                                 June 19, 1995


The Board of Directors
Bally Gaming International, Inc.
6601 S. Bermuda Road
Las Vegas, NV 89119

Gentlemen:

          Our board of directors has directed me to transmit to you the enclosed offer to acquire Bally Gaming International, Inc. ("BGII") for $12.50 per share. Approximately 60% of the outstanding shares not already held by us would be acquired for cash, and the remainder would be exchanged for Alliance Gaming Corporation ("Alliance") stock valued on the basis of Alliance's market price, subject to an appropriate collar.

          We have received a letter from Bankers Trust Company and Indosuez Capital, the merchant banking arm of Banque Indosuez, experienced gaming industry lenders, indicating their interest in committing to provide $150,000,000 in financing for our offer and related refinancings, subject to their due diligence review of BGII. They have carefully reviewed Alliance and are already familiar with all the public information relating to BGII.

          On the basis of the events of the past two months and our extensive discussions with BGII and its representatives, we believe that a combination between our two companies makes good business sense, for the following reasons:

          1. The combination of our two companies will create a company well-equipped to take advantage of opportunities in an evolving gaming industry that despite its explosive growth has been relatively slow to modernize its gaming and security systems.

          2. A key focus of Alliance's strategy is to use advanced technology to improve gaming's entertainment value and security, and we believe the combination of our systems' capabilities with BGII will create significant value for stockholders.

          3. Alliance brings proven and experienced gaming management and access to capital.

          4. With the combination of BGII's product lines, distribution and managerial strengths and Alliance's advanced technological capabilities, Alliance/BGII can be a key supplier in filling the growing demand for innovative products in the gaming industry.

          We believe our offer is clearly superior to the WMS offer:

          1. The price we are offering represents a substantial premium over your current market price and is higher than the value of the WMS offer.

          2. The consideration is largely cash, giving your stockholders more certainty as to the value of our offer.

          3. Our offer is not conditioned on disposition of substantial assets.

          4. We believe our offer has a significant timing advantage over the WMS offer. Our transaction could be promptly completed in two stages to get the cash portion to your stockholders quickly. Also, we are well known to your regulators, are already licensed in Nevada and believe that we could quickly obtain the needed regulatory approvals.

          5. We are prepared to take appropriate steps to foster continuity of management.

          6. We are familiar with BGII and its industry and believe we could quickly finalize a definitive agreement.

          We do not believe your other stockholders will support a complex, conditional transaction, with regulatory uncertainties, in the face of our straightforward, primarily cash offer for your entire company. Continued pursuit of discussions with WMS are no longer in BGII's best interest. As you know, we hold 500,000 shares of your stock and are prepared, in light of our superior proposal, to join with other stockholders in opposing the WMS deal.

          Our offer would be subject to mutually acceptable documentation, regulatory approvals and other customary conditions. The offer would give us the exclusive right to negotiate a business combination with you for 30 days. However, as indicated below, the exclusivity period may be unnecessary.

          We understand that the BGII board will not be meeting before Friday of this week at the earliest, and likely not until next week. As you know, we would like to have the opportunity to present our offer to you directly at that meeting, accompanied by our lenders. Moreover, we request that you grant us and our lenders immediate due diligence, and we will give the same opportunity to you. If you are willing to delay your meeting until the middle or end of next week, we believe both companies could have their due diligence substantially completed by the time you meet, thereby eliminating uncertainty and confirming our willingness to proceed. In this regard we understand that you are not currently bound by any contract restricting your right to grant us such access, and we agree to be bound by the confidentiality provisions of the enclosed offer with respect to information we receive in connection therewith. We also request that you instruct your counsel to begin preparing with our counsel, Milbank, Tweed, Hadley & McCloy, a definitive merger agreement; we believe it should be possible to have such an agreement negotiated and finalized by the time you meet as well.

          Our offer will expire at the close of business on the day of your next board meeting but no later than June 30. Our offer can be accepted by signing a counterpart and returning it to us or as we reasonably anticipate by signing a definitive agreement. We expect that you will not take any action with respect to the WMS proposal or otherwise that will inhibit our ability to proceed. We should be able to enter into a definitive agreement concurrently with approval at your board meeting, rendering the attached offer unnecessary.

          In view of the immediacy of our proposal, the public nature of our mutual due diligence reviews and the impact it will have on the market for both your and our shares and our obligations under the securities laws, we have made this letter public.

                              Very truly yours,



                              Steve Greathouse

                        ALLIANCE GAMING CORPORATION








                                   June 19, 1995




Bally Gaming International, Inc.
6601 S. Bermuda Road
Las Vegas, NV 89119

Attn:  Richard Gillman, Chairman of the Board
       and Chief Executive Officer

Dear Dick:

          The purpose of this letter is to confirm our present mutual intentions regarding the proposed acquisition (the "Acquisition") by a wholly-owned direct or indirect subsidiary formed for the purpose ("Sub") of Alliance Gaming Corporation, a Nevada corporation ("Alliance"), of Bally Gaming International, Inc., a Delaware corporation (the "Company").

          The acquisition price would be $12.50 per share, approximately 60% of which would be payable in cash and the remainder of which would be Alliance stock, valued at the same price over a ten trading day period ending five business days prior to the proposed effective date of the merger, subject to an appropriate collar.

          Consummation of the Acquisition is subject to (1) the negotiation and execution of a mutually acceptable definitive acquisition agreement setting forth the terms and conditions of the Acquisition, (2) the completion of a due diligence investigation by each party with respect to the other in all respects satisfactory to the investigating party and (3) the availability to Alliance of financing necessary to pay the cash portion of the acquisition price. We are prepared to commence negotiation of a definitive acquisition agreement and our due diligence investigation immediately and believe we can complete both promptly. We expect that a definitive acquisition agreement would contain customary terms and conditions for an acquisition of this nature, including (i) customary representations and warranties from the Company and Alliance (none of which shall survive the consummation of the Acquisition), (ii) covenants with respect to the operation of the business of the Company and Alliance and their respective subsidiaries between the time of the execution of the definitive acquisition agreement and the closing, (iii) conditions to the parties' obligations to close, including, without limitation, continued accuracy of representations and warranties and compliance with covenants and receipt by all parties of all corporate, regulatory and other third party approvals and authorizations necessary to consummate the Acquisition. Our legal counsel is prepared to commence the preparation of a first draft of such a definitive acquisition agreement as soon as you return a signed copy of this letter to us.

          Promptly following your execution and delivery of this letter in the manner provided below and until the Termination Date (as defined below), each party (the "Providing Party") will provide to the other (and in the case of Alliance, any person or organization who is considering providing financing to Alliance to finance all or any portion of the acquisition price) (the "Receiving Party") and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together, "Representatives") with full access, upon reasonable prior notice, to all officers, employees and accountants of the Providing Party and its subsidiaries and to their assets, properties, contracts, books, records and all such other information and data concerning the business and operations of the Providing Party and its subsidiaries as the Receiving Party or any of such other persons reasonably may request in connection with such investigation. The Receiving Party will, and will use its best efforts to cause such other persons to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including, without limitation, in connection with obtaining the necessary approvals of the Acquisition of governmental or regulatory authorities), and to refrain from using for any purpose other than determining the desirability of the Acquisition, all documents and information concerning the Providing Party and its subsidiaries made available pursuant to this letter in connection with the Receiving Party's due diligence investigation, except to the extent that such documents or information can be shown to have been or become available to the Receiving Party or its Representatives on a non-confidential basis.

          In consideration of the substantial expenditure of time, effort and expense to be undertaken by Alliance and its Representatives immediately upon your execution and delivery of this letter, you hereby undertake and agree (and will undertake and agree in the definitive acquisition agreement) that, for the period from the date hereof until the consummation of the

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Acquisition, or if a definitive acquisition agreement is not executed and delivered on or prior to July 19, 1995(1) (the "Termination Date"), until the Termination Date, the Company will not, nor will the Company permit any of its subsidiaries or affiliates (or authorize or permit any of their respective Representatives) to, take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any person (a) to engage in any Business Combination (as defined below), (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination or (c) to furnish or cause to be furnished any information with respect to the Company or any of its subsidiaries to any person (other than as contemplated by this letter) who the Company or any such subsidiary, affiliate or Representative knows or has reason to believe is in the process of considering any Business Combination. If the Company or any such subsidiary, affiliate or Representative receives from any person any offer, inquiry or informational request referred to above, the Company will promptly advise such person, by written notice, of the terms of this paragraph and will promptly, orally and in writing, advise Alliance of such offer, inquiry or request and deliver a copy of the foregoing notice to Alliance. For purposes hereof, "Business Combination" means any merger, consolidation or combination to which the Company or any of its subsidiaries is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of the Company or any of its subsidiaries or any sale, dividend or other disposition of all or a substantial part of the assets and properties of the Company or any of its subsidiaries.

          Alliance and the Company agree that money damages would not be a sufficient remedy for any breach of any provision of the two preceding paragraphs by the other, and that in addition to all other remedies which any party hereto may have, each party will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

          This letter is intended to be a summary evidencing the
current intentions of the parties with respect to the Acquisition as reflected in discussions between our Representatives to date,
__________________

(1) Outside date; we believe this could be accelerated with prompt access for due diligence.

                                   - 3 -
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and it is expressly understood that (1) this letter is not
intended to, and does not, constitute an agreement to consummate the Acquisition or to enter into a definitive acquisition agreement and (2) the parties hereto will have no rights or obligations of any kind whatsoever relating to the Acquisition by virtue of this letter or any other written or oral expression by our respective Representatives unless and until a definitive acquisition agreement is executed and delivered; provided that the respective obligations of the Company and Alliance contained in the preceding three paragraphs and in the following paragraph will be binding on the Company and Alliance, as the case may be, when the Company has signed and returned a copy of this letter to Alliance in the manner provided below.

          Whether or not the transactions contemplated hereby are consummated, each of the Company and Alliance will pay its own costs and expenses incurred in connection with the preparation and negotiation of this letter and any definitive acquisition agreement and their respective due diligence investigations.

          This letter shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

          If you are in agreement with the foregoing, please so indicate by signing two copies of this letter in the space set forth below and returning one of such signed copies to the undersigned, whereupon this letter shall constitute our binding agreement in accordance with the terms and provisions set forth above. Notwithstanding anything to the contrary contained herein, this letter shall not be effective against either Alliance or the Company unless signed by the Company and returned to Alliance on or prior to the day of your next board meeting, but not later than June 30, 1995.

                              Very truly yours,

                              Alliance Gaming Corporation


                              By:__________________________
                                 Name:  Steve Greathouse
                                 Title: Chief Executive Officer

Accepted and agreed to as of the
______ day of June, 1995:

Bally Gaming International, Inc.


By:_______________________
   Name:
   Title:
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